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                                                                   Exhibit 99.1

May 25, 1999

CONTACT:

Minntech Corporation                        Padilla Speer Beardsley
Thomas J. McGoldrick                        Diane Rose/Nancy A. Johnson
President and CEO                           612/871-8877
612/553-3300


FOR IMMEDIATE RELEASE
---------------------


MINNTECH CORPORATION SIGNS LETTER OF INTENT TO ACQUIRE RIGHTS TO PROMISING ULTRAPHERESIS-TM- CANCER THERAPY

         MINNEAPOLIS, May 25 - Minntech Corporation (Nasdaq: MNTX), a medical device manufacturer, today announced that it has signed a letter of intent with oncologist M. Rigdon Lentz, M.D., to acquire the rights to commercialize the physician's patented UltraPheresis-TM- cancer therapy, as well as the physician's clinic in Nashville, Tenn. Under terms of the letter of intent, Dr. Lentz would act as a consultant to Minntech and would continue as the lead investigator for ongoing human clinical trials. In clinical trials, UltraPheresis has acted to stimulate patients' natural immune response to fight cancer cells.

         Minntech would pay an undisclosed amount of cash, stock, and warrants to license the patent for the UltraPheresis technology from Immutherapeutics, Inc., in which Dr. Lentz is a shareholder, and purchase the Lentz Apheresis Center in Nashville. Dr. Lentz's work would be expanded to develop the clinic as a training center for UltraPheresis treatments. One of Minntech's hollow fiber membrane filtration products has been tested and would be used in the UltraPheresis procedure. The acquisitions are subject to completion of due diligence, the negotiation and execution of definitive agreements, approval by the shareholders of Immutherapeutics, Inc., and other material conditions.

         "Our proposed investment in UltraPheresis technology represents a long-term growth opportunity for Minntech and an exciting new application of our existing technology," said Thomas J. McGoldrick, president and CEO of Minntech. "We plan to use the strong foundation of scientific results established by Dr. Lentz and his colleagues to expand and accelerate the UltraPheresis clinical trials and move this important new therapy toward commercialization.


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Minntech Corporation
May 25, 1999
Page 2

We believe that UltraPheresis has the potential to become the first-line treatment for certain types of cancer and complementary treatment to existing cancer therapies."

         McGoldrick continued, "Depending on the results and pace of early clinical trials, the investments required to commercialize UltraPheresis could decrease earnings, but could enhance revenue growth during the fiscal year ending March 31, 2000. We would expect to achieve accelerated revenue and earnings growth in subsequent years as a result of these investments, pending U.S. Food and Drug Administration (FDA) clearance of the devices used in the treatment."

             ULTRAPHERESIS: AN INNOVATIVE APPROACH TO CANCER THERAPY

         UltraPheresis is a selective form of apheresis, a well-established technique of separating and processing blood components. UltraPheresis removes immunosuppressive components, known as tumor necrosis factor (TNF) inhibitors, from the blood of a cancer patient. TNF inhibitors both "protect" the cancer and suppress the immune system by inhibiting inflammation. When TNF inhibitors are removed, the patient's natural immune system can recognize and attack the cancerous tissue. This therapy stimulates the natural immune response that the cancerous cells suppress.

         The TNF inhibitors were discovered by Dr. Lentz and his associates; their findings have been published in the JOURNAL OF LYMPHOKINE RESEARCH, CELL and THE PROCEEDINGS OF THE NATIONAL ACADEMY OF SCIENCE. Dr. Lentz discussed clinical results to date in an April 17 presentation at the International Society for Apheresis meeting in Saarbrucken, Germany.

                             CLINICAL TRIAL PROGRESS

         Minntech would expect to expand the human clinical trials for UltraPheresis to as many as three additional centers in order to generate the data to support an FDA filing. Current trials in melanoma, colon and breast cancers have shown promising preliminary results. In phase I clinical trials, UltraPheresis demonstrated clinical responses in a variety of cancers. Following the conclusion of pivotal clinical trials, Minntech would submit the data to the FDA, which must grant pre-market approval (PMA) for the devices which are utilized in the treatment to be commercialized in the United States.


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Minntech Corporation
May 25, 1999
Page 3


         Minntech Corporation is a leading medical device manufacturer, applying advanced technologies in electronics, solutions, fibers and plastics. The company's core technologies are used in dialysis, reprocessing and sterilants, cardiosurgery and filtration and separation. To learn more, visit Minntech on-line at http://www.minntech.com.

         Certain statements made in this press release are forward-looking statements that involve risks and uncertainties, and actual results may differ. Those statements and factors that could cause actual results to differ, include those identified below:

         Acquisitions. There is no assurance that the proposed acquisitions will be completed at all or on the terms set forth in the letter of intent.

         Growth Opportunity; Competition. The oncology market in which the company would be competing is highly competitive and is characterized by innovation and technological change. The company would be competing with a number of companies that have capital resources, research and development staffs, facilities, experience in conducting clinical trials and obtaining regulatory approvals, and experience in manufacturing and marketing medical devices and providing services that are significantly greater than those of the company.

         Uncertainty of Technological Change; Reliance on Patents and Proprietary Technology. New technologies to treat cancer are presently being developed by other companies which may obsolete the technology proposed to be acquired by the company. Further, the company's competitors in this market may achieve patent protection that would limit the company's ability to compete successfully.

         Treatment Potential; Market Acceptance. The company believes that market acceptance of the UltraPheresis treatment will depend on the ability of the company to replicate the results that Dr. Lentz has achieved in clinical trials to date and the acceptance of the medical community as to the safety, efficacy, convenience, and cost effectiveness of the therapy as compared to existing competitive products and therapies.

         Reimbursement. Reimbursement rates for the UltraPheresis treatment vary depending on the provider and may fluctuate or decrease with time affecting the revenues the company derives from the treatment.

         Effect on Earnings and Revenue. The effect on the company's earnings and revenue would depend on the early results of clinical trials, the ability of the company to expand the clinical trials to additional sites, and market acceptance of the therapy.


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